Exhibit 21.1

List of Subsidiaries

Wholly-Owned Subsidiaries

Lentuo HK Limited

Beijing Anhui Wanxing Science & Technology Co., Ltd.

Beijing Jiashi Shengtong Investment Consulting Co., Ltd.

Consolidated Affiliated Entity

Beijing Tuozhan Industrial & Trading Development Co., Ltd.

Beijing Aotong Automobile Trading Co., Ltd.

Beijing Lentuo Chengxin Commercial & Trading Co., Ltd.

Beijing Yuantongqiao Toyota Automobile Trading Co., Ltd.

Beijing Tuojiacheng Commercial & Trading Co., Ltd.

Beijing Lentuo Huitong Automobile Sales Service Co., Ltd.

Beijing Tuozhan Automobile Repair Co., Ltd.

Beijing Lentuo Automobile Leasing Co., Ltd.